FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is made and entered into as of May 5 , 2010 by and between Saker Aviation Services, Inc., a Nevada corporation (“Saker”) and Birch Hill Capital, LLC, a Delaware limited liability company (“Lender”).

RECITALS:

WHEREAS, on March 3, 2009 Airborne, Inc. and FirstFlight, Inc. (n/k/a Saker) entered into that certain line of credit note (the “Note”) in favor of Five Star Bank (“Five Star”), in the original principal amount of up to One Million ($1,000,000) Dollars (the “Loan”);

WHEREAS, on December 28, 2009, Five Star assigned to Lender, and Lender assumed from Five Star, the Note and all other agreements and certificates delivered in connection therewith, including, without limitation, that certain General Security Agreement and Debt Subordination Agreement delivered by Saker in connection with the Loan  (collectively, the “Loan Documents”);

WHEREAS, the loan is payable upon Lender’s demand thereof;

WHEREAS, the Lender and Saker have agreed that Lender will forbear on exercising certain rights of Lender under the Loan Documents with respect to Saker only (and not Airborne, Inc.) as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Lender hereby agrees to forbear on demanding repayment of Five Hundred Thousand ($500,000) Dollars of the principal (the “Deferred Amount”) amount of the Loan for a period of two (2) years from after the date hereof (the “Forbearance Period”).

2.           In consideration of Lender’s agreement to forbear on collection of the Deferred Amount during the Forbearance Period, Saker agrees to make twenty four (24) equal monthly payments of interest and principal of $15,438.55 each, which amount is based on a thirty-six (36) month authorization period and an interest rate equal to seven (7%) percent per annum.  All payments shall be made on the first (1st) day of each month.  It is understood that upon the expiration of the Forbearance Period, the terms and conditions of this Agreement shall expire and the Loan shall be governed by the Loan Agreements, including, without limitation, with respect to the interest payable thereon, the Lender’s right to demand payment of all amounts due and owing thereunder and all other terms and conditions set forth therein.

3.           No Novation. The execution of this Agreement constitutes Lender’s agreement to forbear from exercising its rights and remedies and does not constitute a novation of the liabilities, duties and obligations (the “Obligations”) of Saker under the Loan Documents.  Accordingly, Saker stipulates and agrees that the liens and security interests granted under the Loan Documents continue to secure payment of the Obligations in accordance with their original priorities, and furthermore, acknowledges that Lender is only agreeing to forbear from exercising its rights and remedies as described herein and does not waive any of its rights and remedies.

4.           Conditions to Forbearance. Each of the following conditions shall constitute a forbearance condition (each, a “Forbearance Condition” and, collectively, the “Forbearance Conditions”), the continuing satisfaction of each and everyone of which shall be a continuing condition to the agreement of Lender to forbear as set forth above:

(a)           All Payments Current. All payments due under the Note as modified by this Agreement must be timely made;

(b)           No Subsequent Defaults. Saker shall duly observe and perform each obligation and covenant to be performed under the Loan Documents and this Agreement;  and

(c)           No Current Defaults. There has not occurred an event of default under the Loan Documents, nor an event with which the passage of time would constitute a default under the Loan Documents (a “Default”).

5.           Representations and Warranties. Saker represents and warrants to Lender that it is not in default under the Loan Documents, nor has an event occurred, with which the passage of time would cause an event of default under the Loan Documents.

6.           Waiver and Termination of Rights.  Following any failure by Saker to satisfy any Forbearance Condition, Saker understands, acknowledges and agrees that, at Lender’s option, the Forbearance Period shall terminate, all Obligations shall be immediately due and payable in full and Lender may immediately enforce any and all rights and remedies available under the Loan Documents and applicable law without notice.

7.           Release of Claims and Covenant Not to Sue.  As a material inducement to Lender to enter into this Agreement and to grant the concessions to Saker reflected herein, all in accordance with and subject to the terms and conditions of this Agreement, and all of which are for the benefit of Saker, Saker (a) does hereby remise, release, acquit, satisfy and forever discharge Lender, and all of the past, present and future employees, agents, attorneys, representatives, participants, successors and assigns of Lender, from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, either now accrued or hereafter maturing and whether known or unknown, which Saker now has or hereafter can, shall or may have by reason of any matter, cause or thing, from the beginning of the world to and including the date of this Agreement, including specifically, but without limitation, matters arising out of, in connection with or relating to (i) the Obligations, (i) the Loan Documents or the obligations evidenced thereby, including, the administration or funding thereof, and (ii) any other relationship, agreement or transaction between Saker and Lender or any of their respective subsidiaries or affiliates; and (b) does hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against Lender or any affiliates of Lender, or any of its past, present or future employees, agents, attorneys, representatives, participants, successors or assigns, by reason of or in connection with any of the foregoing matters, claims or causes of action, provided, however, that the foregoing release and covenant not to sue shall not apply to any claims arising after the date of this Agreement with respect to acts, occurrences or events after the date of this Agreement.

8.           Expenses. Saker shall, upon demand by Lender, pay or reimburse Lender for all costs and expenses incurred by Lender in connection with the execution of this Agreement, including without limitation all attorneys’ fees.  Notwithstanding any other provisions contained in the Loan Documents, if Lender retains an attorney in order to enforce, defend or protect Lender’s rights and/or remedies under the Loan Documents or if Lender retains an attorney in connection with any default of any stated or accelerated maturity of Saker obligations to Lender in order to collect any debt due Lender or if Lender retains an attorney in connection with any lawsuits, reorganization, bankruptcy or other proceeding involving the Loan Documents or if Saker sues Lender, then in any such instance Saker agrees to pay Lender in addition to all principal, interest, including periodic payments and fees and other amounts payable by Saker, all of Lender’s costs and expenses including reasonable attorneys’ fees incurred by Lender.

9.           Miscellaneous.

(a)           Cumulative Rights. No right, power or remedy conferred upon or reserved to Lender in the Loan Documents is exclusive of any other right, power or remedy conferred upon Lender thereunder or at law or in equity. Each remedy shall be cumulative and may be exercised by Lender concurrently or consecutively in its discretion.

(b)           No Waiver. Lender may, in its discretion, from time to time waive or forbear from enforcing any provision contained in the Loan Documents, and no such waiver or forbearance shall be deemed a waiver by Lender of any other right or remedy provided herein or by law or be deemed a waiver of the right at any later time to enforce strictly all provisions contained in the Loan Documents and to exercise any and all remedies provided herein and by law.

(c)           Headings. The headings of the articles, sections and subsections of this Agreement are for the convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof or thereof.

(d)           Admissions. Saker expressly acknowledges and agrees that the waivers, estoppels and releases contained in this Agreement shall not be construed as an admission of wrongdoing, liability or culpability on the part of Lender or an admission by Lender of the existence of any claims of Saker against Lender.

(e)           Construction of Agreement. Each party acknowledges that it has participated in the negotiation of this Agreement, and no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision. Saker acknowledge that at all times they have been represented by an attorney in the negotiation of the terms of and in the preparation and execution of this Agreement, or have voluntarily decided not to be represented by an attorney, and have had the opportunity to review and analyze this Agreement for a sufficient period of time prior to the execution and delivery thereof. No representations or warranties have been made by or on behalf of Lender, or relied upon by Saker, pertaining to the subject matter of this Agreement, other than those set forth in this Agreement. This Agreement and the Loan Documents embody the entire agreement and understanding among the parties to the subject matter thereof and hereof and supersede all prior proposals, negotiations, agreements and understanding relating to such subject matter.

(f)           Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed given on the third day following the date deposited in the United States mail, postage prepaid, sent by first class mail and, alternatively, shall be deemed given on the next day following the date such notice is delivered to a nationally recognized overnight delivery service such as Federal Express and addressed as follows:

If to Lender, to:	Birch Hill Capital LLC
c/o Wachtel & Masyr, LLP
885 Second Avenue
New York, NY 10017
Attn:  William B. Wachtel, Esq.

If to Saker, to:	Saker Aviation Services, Inc.
101 Hangar Road
Avoca, PA 18641
Attention: President

Either party may, from time to time, designate a different notice address by notice given as herein provided.

(g)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York

(h)           No Assignment by Saker. The rights and obligations of Saker hereunder may not be assigned or transferred to any person or entity without the express written consent of Lender.

(i)           No Modifications. The terms of the Loan Documents may not be changed, modified, waived, discharged or terminated orally, but only by an instrument or instruments in writing, signed by the party against whom the enforcement of the change, modification, waiver, discharge or termination is asserted.

(j)           Invalid Provision to Affect No Others. If any provisions of this Agreement shall be held invalid, then such provision only shall be deemed invalid, and the remainder of this Agreement shall remain operative and in full force and effect.

(k)           Time of Essence.  Time is of the essence in respect of this Agreement.

(l)           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts together shall constitute one and the same instrument.

(m)           Effect of Agreement. To the extent any provision contained in this Agreement is inconsistent with any provision contained in any of the Loan Documents, the provisions contained in this Agreement shall control.  The Loan Documents shall continue in full force and effect except as expressly modified by this Agreement.

[SIGNATURES TO THIS AGREEMENT APPEAR ON
THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement under seal, pursuant to authority duly given as of the day and year first above written.

BIRCH HILL CAPITAL, LLC

By:  ________________________________
Name:
Title:

SAKER AVIATION SERVICES, INC.

By:  _____________________________
Name:  Ronald Ricciardi
Title:    President and CEO

The undersigned guarantors of the Loan hereby consent to the forbearance set forth herein and to the actions contemplated hereby.

______________________
William B. Wachtel

______________________
Alvin S. Trenk